UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 10, 2008

ROCK ENERGY RESOURCES , INC.
(Exact name of registrant specified in its charter)
Delaware	0-23022	11-2740461
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10375 Richmond, Suite 2100, Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)
Registrant's telephone, including area code:	(713) 954-3600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information contained in Item 3.03 of this report is incorporated by reference into this Item 1.01.

Item 3.02 Unregistered Sale of Equity Securities

The information contained in Item 3.03 of this report is incorporated by reference into this Item 3.02.

Item 3.03 Material Modification to Rights of Security Holders

(b) On November 10, 2008, Rock Energy Resources, Inc consummated a private placement pursuant to Section 4 (2) of the Securities Act of 1933, as amended, of 155 shares of Series A Preferred Stock. The Company received a total of $155,000 in aggregate consideration. The proceeds were used for general corporate purposes.

The following is a summary of the terms of the Series A Preferred Stock.

Stated Value: $1,000 per share

Rank. The Series A Preferred Stock ranks senior to the Common Stock in the right to receive dividends and upon liquidation.

Dividends: Holders of the Series A Preferred Stock are entitled to receive cumulative dividends at the rate of 8% per annum payable, at the option of the Company, in cash or additional shares of Series A Preferred Stock. Dividends are payable quarterly.

Voting: The holders of shares of the Series A Preferred Stock are entitled to vote, together with the holders of Common Stock, as one class. Each share of Series A Preferred Stock entitles the holder to one vote per share for each share of Common Stock into which a share of Series A Preferred Stock is then convertible.

Liquidation Preference: Each holder is entitled to $1,000 per share plus accumulated dividends upon liquidation of the Company.

Conversion: Each holder has the right to convert each share of Series A Preferred Stock into shares of Common Stock at a conversion ratio of 1,000 shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment for stock splits and similar events. In the event the Common Stock is listed on a national securities exchange and the price per share equals or exceeds $2.00 per share for at least 20 consecutive trading days, the Company has the right to convert the Series A Preferred Stock to Common Stock.

In addition, under the terms of the Subscription and Registration Rights Agreement that each purchaser signed, the Company agreed to register the shares of Common Stock issuable upon conversion of the Series A Preferred Stock. The Company also agreed no later than January 10, 2009, to prepare and file with the Securities and Exchange Commission a registration statement on Form S-1 or such other successor form to enable the resale of the Common Stock, which we refer to as Registrable Securities, by the investors or their transferees from time to time over any national stock exchange on which the Company's Common Stock is then traded, or in privately-negotiated transactions. The Company has agreed to use its commercially reasonable efforts to cause the registration statement to become effective by the 150th calendar day following the Closing Date, which we refer to as the Required Effective Date, and to remain continuously effective for a period ending on the date that is the earlier of (i) the date on which the investors may sell all Registrable Securities then held by them without restriction under Rule 144(b) or (ii) such time as all Registrable Securities have been sold or otherwise transferred.

The foregoing statements are qualified in their entirety by the provisions of the Certificate of designation of the Series A Cumulative Convertible Preferred Stock and the Subscription and Registration Rights Agreement filed as exhibits to this report.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 10, 2008, the Company filed a Certificate of Designation of Series A Cumulative Convertible Preferred Stock with the Secretary of State of Delaware. For a description of the terms of the Series A Preferred Stock, please see Item 3.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1* Certificate of Designation of Series A Cumulative Convertible Preferred Stock

10.1* Form of Subscription and Registration Rights Agreement

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rock Energy Resources, Inc.

(Registrant)

By: /s/Rocky V. Emery

Rocky V. Emery

Chief Executive Officer

Date: November 14, 2008

EXHIBIT INDEX

Exhibit Number	Document Description
3.1	Certificate of Designation of Series A Cumulative Convertible Preferred Stock
10.1*	Form of Subscription and Registration Rights Agreement